Exhibit 10.3

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of February 14, 2018, between Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”) on its behalf and on behalf of its subsidiaries, including Wheeler REIT, L.P., a Virginia limited partnership, and M. Andrew Franklin (the “Executive”).
WHEREAS, the Company wishes to employ the Executive to serve as its Chief Operating Officer, and the Executive is willing to undertake such employment in accordance with the terms of this Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
1.TERM OF EMPLOYMENT. Subject to the provisions of this Agreement, the Company will continue to employ the Executive and change his position to Chief Operating Officer beginning on February 14, 2018, and ending on February 13, 2021 (the “ Initial Term”). At the end of the Initial Term, this Agreement will automatically renew for subsequent one year terms, each an Annual Term, unless this Agreement is terminated as set forth herein.
2.DUTIES. Executive will devote his best efforts to the business and affairs of the Company, perform such services consistent with his position as are designated by the Company, and use his best efforts to promote the interest of the Company. In the role of Chief Operating Officer, the Executive will perform duties consistent with a person in this capacity, and shall also perform such other functions and undertake such other responsibilities as are customarily associated with such capacity. The Executive pledges that during his employment he shall not, directly or indirectly, engage in any other business that could reasonably be expected to detract from the Executive’s ability to apply his best efforts to the performance of his duties hereunder but may perform other duties in support of and be compensated by one or more companies affiliated with the Company when reasonably requested to do so. The Executive further agrees to comply with all rules, regulations and policies established or issued by and made applicable to the Company’s executives generally.
3.COMPENSATION.
3.1    The Company will pay the Executive a regular base salary commensurate with his position and performance, such salary to be determined from time to time by the Company, but to be not less than $250,000 per annum. Such salary will be payable in periodic installments, less mandatory deductions, on the same basis as that of other executives of the Company. The Executive is eligible to participate in any current or future bonus, incentive, and other compensation plans available to the Company’s executives. Adjustments to base salary and other amounts paid or granted under these plans are at the discretion of the Board of Directors, based on recommendations of its Compensation Committee.
3.2    The Company shall provide at its expense a laptop computer and cell phone for Executive’s use and reimburse the Executive for reasonable and necessary business expenses in accordance with the Company’s policies, as adopted from time to time. Reimbursable business expenses for any one out of town trip which may be reasonably expected to exceed $2,500 must be approved in advance by the President of the Company.
4.BENEFITS. The Executive and his family shall be entitled to participate in employee benefits on a basis comparable to other senior executives, including any insurance, group medical, disability, or other executive benefit plans of the Company. Executive’s paid vacation shall be in accordance with Company policy for senior executives and in no event shall be less than three weeks.
5.DEATH. If the Executive should die during the Initial Term or any Annual Term, the Company will, in lieu of any other payments due under other provisions of this Agreement, pay to the Executive’s estate an amount equal to the sum of: (a) the Executive’s regular base salary (determined on the date of death) for a period of twelve calendar months following the date of death; (b) the amount of any bonus remaining payable by the Company to the Executive for its fiscal year prior to the date of death; and (c) any unpaid bonus determined by the Board of Directors for the fiscal year in which the death occurs prorated for the number of completed calendar months served prior to the date of death. Thereafter, the Company will have no further obligation to the Executive or his estate under this Agreement.
6.DISABILITY. In the event that the Executive, by reason of physical or mental incapacity, is unable, with or without reasonable accommodation, to substantially perform his duties and responsibilities under this Agreement for 120 calendar days or longer at any point during his employment (“Disability”), then the Company will pay to the Executive (a) his regular base salary for a twelve month period following the date on which the Disability first begins, net of any benefits received by the Executive under any disability policy obtained by the Company or the Executive, the premiums for which are paid by the Company; (b) the amount of any bonus remaining payable by the Company to the Executive for its fiscal year prior to the first date the Disability began; and (c) any unpaid bonus determined by the Board of Directors for the fiscal year in which the disability occurs prorated for the number of completed calendar months served prior to the first date of Disability. Thereafter, the Company will have no obligation to pay the Executive any compensation under this Agreement. Any return to work for a period of less than 30 calendar days shall not be considered sufficient to stop the running of the 120 day period prior to a Disability hereunder.
7.    TERMINATION FOR CAUSE. The Executive’s employment may be terminated at any time by the Company for “Cause.” As used in this Agreement, the term Cause means (i) disloyalty or dishonesty towards the Company; (ii) gross or intentional neglect in performance of duties; (iii) incompetence or willful misconduct in performance of duties; (iv) substance abuse affecting the Executive’s performance of duties; (v) willful violation of any law, rule, or regulation (other than minor traffic violations) related to the Executive’s duties; (vi) material breach of any provision of this Agreement or the Company’s Code of Ethics, which breach shall not have been cured within 10 days after written notice, (vii) any other act or omission which harms or may reasonably be expected to harm the reputation and/or business interests of the Company. If the employment is so terminated, the Executive will be entitled to receive any base salary earned and employee benefits accrued through the date of such termination, but the Company will have no further obligation to the Executive hereunder from and after such date.

8.	TERMINATION BY COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE WITH OR WITHOUT GOOD REASON.
8.1 At any point during Executive’s employment, the Company may terminate the Executive’s employment immediately and without Cause. Additionally, the Executive may resign from the employment of the Company at any time upon 60 days’ prior written notice with or without “Good Reason.” The term “Good Reason” shall mean any of the following: (i) a material breach of this agreement by the Company which shall not be cured within 30 days after written notice; (ii) a material reduction in the Executive’s duties or responsibilities without the Executive’s consent; (iii) a relocation of the Executive’s office to a location more than 30 miles from Virginia Beach, Virginia without the Executive’s consent; or (iv) anytime within twelve (12) months of a “Change in Control” (as defined below). The Company shall have 30 days after receipt of the Executive’s notice of “Resignation with Good Reason” in which to cure the failure, breach or infraction described in the notice of resignation. If the failure, breach or infraction is timely cured by the Company, the notice of Resignation with Good Reason shall become null and void.
8.2 As used herein, a “Change in Control” shall be deemed to occur if: (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Company’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or (ii) the Company’s Board of Directors approves any plan or proposal for liquidation or dissolution of the Company; or (iii) any sale lease exchange or other transfer (in one or a series of related transactions) to person or persons not already owning more than 50% of the issued and outstanding common stock or other forms of equity of the Company.
8.3 If the Executive’s employment with the Company is terminated by the Company without Cause, then the Company shall:
(a)    pay to the Executive, as severance pay the greater of (i) salary continuation payments at Executive’s current salary, less mandatory deductions, for six months plus one additional month for each full calendar quarter remaining in the then-current term of Executive’s employment or (ii) salary continuation equal to the sum of the Executive’s then current base salary for a period equal to the remainder of the term of the Agreement;
(b)    pay any annual bonuses that would have been earned based solely on the Executive’s continued employment for the remainder of the term of the Agreement; and

(c)    arrange to provide the Executive, for a 12 month period (or such shorter period as the Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which the Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Company shall pay the Executive in cash the annual amount paid by the Company for such benefits during the previous year of the Executive’s employment. Benefits otherwise due to the Executive pursuant to this Section shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following the Executive’s termination (or such shorter period elected by the Executive), and any such benefits actually received by the Executive shall be reported by the Executive to the Company within ten (10) days of receiving such benefits.
(d)    In the event that the Company terminates Executive’s employment without Cause and such termination occurs within six months of a Change of Control as defined in sub paragraph 8.2 above, Executive shall receive instead of the payments set out in subparagraphs 8.3(a) through (c) above the Change of Control payments and benefits set out in sub paragraph 8.6 (a) and (b) below plus any bonus determined by the Board of Directors and payable to other executives of the firm during the next 12 months following the Change of Control.
8.4     If the Executive’s employment with the Company is terminated by the Executive without Good Reason, the Executive will be entitled to receive any base salary earned and employee benefits accrued as of the date of such termination, but the Company will have no further obligation to the Executive hereunder from and after such date.
8.5     If the Executive’s employment with the Company is terminated by the Executive with Good Reason, but not a Change of Control then the Company shall:
(a)    pay to the Executive, as severance pay, salary continuation at Executive’s then current base salary, less mandatory deductions for the greater of: (i) the remainder of the term of the Agreement or (ii) 12 months plus any earned but unpaid bonus for the fiscal year prior to the year in which the termination occurs; and
(b)    arrange to provide the Executive, for a 12 month period (or such shorter period as the Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which the Executive is receiving immediately prior to the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Company shall pay the Executive in cash the annual amount paid by the Company for such benefits during the previous year of the Executive’s employment. Benefits otherwise due to the Executive pursuant to this Section shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following the Executive’s termination (or such shorter period elected by the Executive), and nay such benefits actually received by the Executive shall be reported by the Executive to the Company within ten (10) days of receiving such benefits.
8.6     If the Executive’s employment is terminated by Executive with Good Reason which follows a Change of Control, Executive shall receive:

(a)    a lump sum payment equal to 2.99 times Executive’s then current base salary, less mandatory deductions, payable within 90 calendar days of the termination; plus
(b)    the Company shall offer group health care continuation coverage pursuant to COBRA at Executive’s expense for up to 18 months, with such costs to be paid to the Company by the first day of each month for which such coverage is requested.
9.    NONDISCLOSURE.
9.1     The Executive agrees to hold and safeguard any information about the Company and/or its shareholders and investors gained by the Executive during the course of the Executive’s employment. The Executive shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company’s organization at any time, either during his employment or subsequent to any termination of his employment, however such termination is effected, whether by the Executive or the Company, with or without cause or Good Reason, or expiration or nonrenewal of this Agreement, any information about the Company or its shareholders or investors, whether or not such information was developed by the Executive, except as required in the performance of the Executive’s duties for the Company or required by law.
9.2     The Executive understands and agrees that any information about the Company is the property of the Company and is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing the Company’s business plans, investment strategies, investors, and prospective investors, key elements of specific properties, computer programs, system documentation, manuals, ideas, or any other records or information belonging to the Company or relating to the Company’s business.
9.3     Notwithstanding anything in paragraph 9.1 or paragraph 9.2 to the contrary, the Company agrees that the obligations of the Executive set forth in paragraphs 9.1 and 9.2 shall not apply to any information which: (i) becomes known generally to the public through no fault of the Executive; (ii) is required by applicable law, legal process or any order or mandate of a court or other governmental authority to be disclosed; or (iii) is reasonably believed by the Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, that in the case of clauses (ii) or (iii) the Executive shall give the Company reasonable advance written notice of the information intended to be disclosed and the reasons and circumstances surrounding such disclosure in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable information.
10.    NON-SOLICITATION OF EMPLOYEES. The Executive agrees that during his employment with the Company and for a period of 18 months following the last day of the Executive’s employment, the Executive shall not, directly or indirectly through another, solicit or induce, or attempt to solicit or induce, any person who was an employee of the Company on Executive’s last day of employment or for six months immediately prior thereto, to leave the Company to go to work for, or to consult or contract work with a competitor of the Company, or recommend to a competitor of the Company the hiring of any individual employed by the Company.

11.    OPPORTUNITY FOR REVIEW. The Executive understands the nature of the burdens imposed by the restrictive covenants contained in this Agreement. The Executive acknowledges that he is entering into this Agreement on his own volition, and that he has been given the opportunity to have this Agreement reviewed by the person(s) of his choosing. The Executive represents that upon careful review, he knows of no reason why any restrictive covenant contained in this Agreement is not reasonable and enforceable.
12.    RESTRICTIVE COVENANTS OF THE ESSENCE. The restrictive covenants upon the Executive set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained herein.
13.    INJUNCTIVE RELIEF.
13.1 The Company and the Executive agree that irreparable injury will result to the Company in the event the Executive violates any restrictive covenant or affirmative obligation contained in this Agreement, and the Executive acknowledges that the remedies at law for any breach by the Executive of such provisions will be inadequate and that the Company shall be entitled to injunctive relief against the Executive, in addition to any other remedy that is available, at law or in equity.
13.2     The Executive agrees that the non-solicitation of or hiring of Company employees and non-disclosure obligations contained herein shall survive the end of the employment created herein and shall be extended by the length of time by which the Executive shall have been in breach of any of said provisions. Accordingly, the Executive recognizes that the time periods included in the restrictive covenants contained herein shall begin on the date a court of competent jurisdiction enters an order enjoining the Executive from violating such provisions unless good cause can be shown as to why the periods described should not begin at that time.
14.    SUCCESSION AND ASSIGNABILITY. The obligations of the Executive under paragraphs 9 and 10 of this Agreement shall continue after the termination of his employment and shall be binding on the Executive’s heirs, executors, legal representatives and assigns. Such obligations shall inure to the benefit of any successors or assigns of the Company. The Executive specifically acknowledges that in the event of a sale of all or substantially all of the assets or stock of the Company, or any other event or transaction resulting in a change of ownership or control of the Company’s business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser, or future owner of the Company’s business. This Agreement may be assigned only by the Company.
15.    SEVERABILITY. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.
16.    ATTORNEYS’ FEES. The Executive shall pay, indemnify and hold the Company harmless against all costs and expenses (including reasonable attorneys’ fees) incurred by the Company with respect to successful enforcement of its rights under this Agreement. However, the Company shall pay, indemnify and hold the Executive harmless against all costs and expenses (including reasonable attorney’s fees) incurred by the Executive with successful enforcement of the Executive’s rights under this Agreement.
17.    EQUITABLE RELIEF, JURISDICTION AND VENUE. The Executive hereby irrevocably submits to the jurisdiction and venue of the Circuit Court of the City of Norfolk, Virginia, in any action or proceeding brought by the Company arising out of, or relating to, the restrictive covenants in paragraphs 9 and 10 of this Agreement. The Executive hereby irrevocably agrees that any such action or proceeding shall, at the Company’s option, be heard and determined in such Court. The Executive agrees that a final order or judgment in any such action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the order or judgment, or in any other manner provided by applicable law related to the enforcement of judgments.
18.    INDEMNIFICATION. During this Agreement and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Executive as a result of the Executive serving as an officer or director of the Company, in or with regard to any other equity, employee benefit plan or enterprise (other than arising out of the Executive’s act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Company’s Charter, Bylaws, or otherwise. Following the Executive’s termination of employment, the Company shall continue to cover the Executive under the then existing directors’ and officers’ insurance, if any, for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of the Executive’s service as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during this Agreement, at the highest level then maintained for any then current or former officer or director.
19.    SECTION 409A.
19.1 It is the intention of the Company that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with the above. The Executive acknowledges that the Company has made no representations as to the treatment of the compensation and benefits provided in this Agreement and the Executive has been advised to obtain their own tax advice.
19.2     Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for purposes of Section 409A.
19.3     For all purposes under this Agreement, any iteration of the word “termination” (e.g. “terminated”) with respect to the Executive’s employment, shall mean a separation from service within the meaning of Section 409A.
19.4     Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Company is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (in accordance with Section 409A) at the time of the Executive’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of (i) the Executive’s death or (ii) the first payroll date following the six (6) month anniversary of the Executive’s date of termination of employment; provided, however, that the Company if so requested by the Executive agrees to contribute any such payments required to be made to the Executive to a rabbi trust established by the Company for the benefit of the Executive.
19.5     Any reimbursement provided under this Agreement shall be made no later than the December 31st following the year in which such expenses are incurred, or such earlier date as provided under any plan of the Company, as applicable.
20.    ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and contains all agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.
21.    BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of each of the parties and their successors, heirs or assigns.
22.    LAW GOVERNING AGREEMENT. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Virginia.
23.    PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.
24.    COUNTERPARTS. This Agreement may be executed in counterparts, together, which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and behalf by its proper officer, thereunto duly authorized, and the Executive has set his hand as of the date first above written.
M. ANDREW FRANKLIN
/s/ M. Andrew Franklin
Signature
M. Andrew Franklin
Printed Name
Date: February 14, 2018
WHEELER REAL ESTATE INVESTMENT TRUST, INC.
By: /s/ David Kelly
David Kelly
Printed Name
Its: Chief Executive Officer
Date:February 14, 2018